Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

This THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of September 22, 2010, among Alliance Laundry Systems LLC (“Systems LLC”), successor by merger to ALH Finance LLC (“Finance LLC”), Alliance Laundry Corporation (“Laundry Corporation” and, together with Systems LLC, the “Successor Issuers”), successor by merger to ALH Finance Corporation (“Finance Corporation” and, together with Finance LLC, the “Initial Issuers”), Alliance Laundry Holdings LLC (the “Parent”) and The Bank of New York Mellon Trust Company, N.A., successor to The Bank of New York Trust Company, N.A., as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Initial Issuers and the Trustee entered into an Indenture, dated as of January 27, 2005 (the “Initial Indenture”), pursuant to which the Initial Issuers issued $150,000,000 in principal amount of their 8  1/2% Senior Subordinated Notes due 2013 (the “Notes”);

WHEREAS, pursuant to a supplemental indenture to the Initial Indenture, dated as of January 27, 2005 (the “First Supplemental Indenture”), the Successor Issuers assumed all of the Initial Issuers’ obligations under the Initial Indenture and the Notes, and the Parent agreed to be bound, as a Guarantor of the Notes, by the terms, conditions and other provisions of the Initial Indenture;

WHEREAS, pursuant to a supplemental indenture to the Initial Indenture, as amended, dated as of July 20, 2006 (the “Second Supplemental Indenture” and, together with the Initial Indenture and the First Supplemental Indenture, the “Indenture”), the Indenture was amended to include Section 4.19 thereof;

WHEREAS, Section 9.2 of the Indenture provides, among other things, that with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer for the Notes) (the “Requisite Consents”), the Successor Issuers, the Parent and the Trustee may amend or supplement the Indenture, Notes or the Guarantees;

WHEREAS, the Successor Issuers have offered to purchase any and all of the Notes (the “Tender Offer”) and have solicited consents to certain amendments to the Indenture pursuant to the Successor Issuers’ Offer to Purchase and Consent Solicitation Statement (as amended, modified or supplemented from time to time in accordance with its terms, the “Statement”);

WHEREAS, the Successor Issuers have obtained the Requisite Consents to amend the Indenture as set forth in the Statement and as set forth in Article 2 of this Third

Supplemental Indenture (collectively, the “Proposed Amendments”) and, pursuant to Section 9.2 of the Indenture, the Successor Issuers have provided the Trustee with such evidence satisfactory to it of the receipt of the Requisite Consents;

WHEREAS, the Successor Issuers have delivered, or caused to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel meeting the requirements of Sections 9.6, 13.4 and 13.5 of the Indenture; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the charter and bylaws (or comparable constituent documents) of the Successor Issuers, the Parent and the Trustee necessary to make this Third Supplemental Indenture a valid instrument legally binding on the Successor Issuers, the Parent and the Trustee, in accordance with its terms, have been duly done and performed;

NOW THEREFORE, to comply with the provisions of the Indenture, and in consideration of the foregoing, the Successor Issuers, the Parent and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1

Section 1.01. This Third Supplemental Indenture is supplemental to the Indenture and does, and shall be deemed to, form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02. This Third Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Successor Issuers, the Parent and the Trustee in accordance with the provisions of Sections 9.2 and 9.6 of the Indenture; provided that the Proposed Amendments shall not become operative unless and until the Notes validly tendered in the Tender Offer (and not validly withdrawn) are accepted for payment and are purchased (the “Tendered Notes”) pursuant to the terms of the Statement. Prior to the time the Successor Issuers purchase any Tendered Notes, the Successor Issuers may terminate this Third Supplemental Indenture upon written notice to the Trustee, including in connection with any termination or withdrawal of the Tender Offer or the solicitation of consents with respect to the Proposed Amendments or if for any other reason the Tendered Notes are not accepted for payment. The Successor Issuers shall give the Trustee prompt written notice of the acceptance for payment and the purchase of the Tendered Notes as aforesaid.

ARTICLE 2

Section 2.01. The Indenture is hereby amended by deleting the following sections or subsections of the Indenture, as applicable, and all references thereto in the Indenture and the Notes in their entirety:

(a) Section 4.5 Taxes.

(b) Section 4.6 Stay, Extension and Usury Laws.

(c) Section 4.7 Restricted Payments.

(d) Section 4.8 Dividend and other Payment Restrictions Affecting Subsidiaries.

(e) Section 4.9 Incurrence of Indebtedness and Issuance of Preferred Stock.

(f) Section 4.10 Asset Sales.

(g) Section 4.11 Transactions with Affiliates.

(h) Section 4.12 Liens.

(i) Section 4.13 Business Activities.

(j) Section 4.14 Corporate Existence.

(k) Section 4.15 Offer to Repurchase upon Change of Control.

(l) Section 4.16 No Senior Subordinated Debt.

(m) Section 4.17 Limitation on Issuances of Guarantees of Indebtedness.

(n) Section 5.1 Merger, Consolidation, or Sale of Assets.

(o) Subsections (c), (d), (e), (f) and (g) of Section 6.1 Events of Default.

Section 2.02. Section 4.3 of the Indenture is hereby amended by deleting the section in its entirety and replacing it as follows:

“Section 4.3 Reports.

The Issuers shall comply with the provisions of TIA Section 314(a).”

Section 2.03. Section 4.4 of the Indenture is hereby amended by deleting the section in its entirety and replacing it as follows:

“Section 4.4 Compliance Certificate.

The Issuers shall deliver to the Trustee not less often than annually an Officers’ Certificate stating that as to each such Officer’s knowledge the Issuers have complied with all conditions and covenants under this Indenture.”

Section 2.04. Section 1.1 of the Indenture is hereby amended to delete in its entirety all defined terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Sections 2.01, 2.02 and 2.03 above. The Indenture and the Notes are hereby amended by deleting all references in the Indenture and the Notes to those sections and subsections that are deleted as a result of the amendments set forth in Section 2.01 above.

ARTICLE 3

Section 3.01. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 3.02. All capitalized terms used but not defined herein shall have the same respective meanings ascribed to them in the Indenture.

Section 3.03. Subject to Section 1.02 hereof, this Third Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Third Supplemental Indenture shall henceforth be read and construed together and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.04. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Third Supplemental Indenture. This Third Supplemental Indenture is executed and accepted by the Trustee subject to all of the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 3.05. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.06. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.07. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Third Supplemental Indenture.

Section 3.08. The recitals hereto are statements only of the Successor Issuers and the Parent and shall not be considered statements of or attributable to the Trustee. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.

Section 3.09. In case any provision of this Third Supplemented Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

ALLIANCE LAUNDRY SYSTEMS LLC

By:	/s/ Bruce P. Rounds
	Name:	Bruce P. Rounds
	Title:	Vice President Chief Financial Officer

ALLIANCE LAUNDRY CORPORATION

By:	/s/ Bruce P. Rounds
	Name:	Bruce P. Rounds
	Title:	Vice President Chief Financial Officer

ALLIANCE LAUNDRY HOLDINGS LLC

By:	/s/ Bruce P. Rounds
	Name:	Bruce P. Rounds
	Title:	Vice President Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ Ted Mosterd
	Name:	Ted Mosterd
	Title:	Associate